Consent of Independent Public Accounting Firm

We consent to the inclusion in this Registration Statement (No. 000-53656) on Form 10/A Amendment No. 1 of III to I Maritime Partners Cayman I, LP of our report dated April 28, 2009, relating to our audits of the consolidated financial statements of III to I Maritime Partners Cayman I, L.P. and Subsidiaries for the years ended December 31, 2008 and 2007.

/s/

Dallas, Texas
July 1, 2009